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                                                         Exhibit 56


                                    WHO SAID

                               CUSTOMER SERVICE

                                   IS GOING

                                 OUT OF STYLE?


CalEnergy has stated publicly that reliability and customer service are not the most important factors in determining success in the utility business.

                          We see things differently.

   NYSEG's reliability and service have been rated the best in the state by our customers. We also have the lowest complaint record of any utility in the state, according to the Public Service Commission (PSC).


It's our job to provide unparalleled customer service at the lowest possible price. And we will continue aggressive efforts to lower prices for our customers, especially the excessive cost of energy from CalEnergy's Saranac plant in Plattsburgh.

     We have filed a specific plan with the PSC to reduce prices and give customers full choice in selecting an energy provider. CalEnergy has produced no plan - only promises.

    NYSEG will not cut corners on reliability, safety and customer service.


                              [NYSEG LOGO]
                                    SHAPING ENERGY ENVIRONMENTS